[FORM 4]

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[X]
   Check this box if no
   longer subject to Section
   16. Form 4 or Form 5
   obligations may continue.
   See Instruction 1(b).

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
   Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                   30(f) of the Investment Company Act of 1940
(Print or Type Responses)
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1.   Name and Address of Reporting Person*

                              OrbiMed Advisors Inc.     (1)
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   (Last)                            (First)              (Middle)

                                767 Third Avenue
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                                    (Street)

New York                                NY                  10010
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   (City)                            (State)                (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

                   Enchira Biotechnology Corporation ("ENBC")
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3.   IRS or Social Security Nummber of Reporting Person (Voluntary)


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4.   Statement for Month/Year

                                 September 2001
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5.  If Amendment, Date of Original  (Month/Year)


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6.   Relationship of Reporting Persons to Issuer
     (Check all applicable)
     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

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7.  Individual or Joint/Group Filing (Check Applicable Line)
          Form filed by One Reporting Person
    -----
      X   Form filed by More than One Reporting Person
    -----
-------------------------------------------------------------------------------

====================================================================================================================================
                                   Table I -- Non-Derivative Securities Acquired, Disposed of,
                                                or Beneficially Owned
====================================================================================================================================
1. Title of    2. Transaction    3. Transac-     4. Securities         5. Amount of       6.  Ownership      7.  Nature of
   Security       (Month/           tion Code       Acquired (A)          Securities          Form:              Indirect
   (Instr. 3)     Day/Year)         (Instr. 8)      or Disposed           Beneficially        Direct (D)or       Beneficial
                                                    of (D)                Owned at End        Indirect (I)       Ownership
                                                    (Instr. 3,            of Month            (Instr. 4)         (Instr. 4)
                                                    4 and 5)              (Instr. 3
                                                                           and 4)
                                 --------------  --------------------
                                  Code     V     Amount (A)or   Price
                                                        (D)
                                 --------------  --------------------
------------------------------------------------------------------------------------------------------------------------------------
Common Stock        9/04/01        S             175,000  D     $0.38         0
------------------------------------------------------------------------------------------------------------------------------------
Common Stock        9/04/01       J(2)         1,080,000  D     $0.02         0
------------------------------------------------------------------------------------------------------------------------------------
====================================================================================================================================

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v)

                                                                  (Over)
                               Page 1 of 2 Pages

====================================================================================================================================
                           Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)
====================================================================================================================================
1. Title of     2.Conver-    3.Trans-     4.Trans-           5. Number of Deriv-   6. Date Exer-     7.  Title and Amount of
   Derivative     sion or      action        action             ative                 cisable and        Underlying Securities
   Security       Exercise     Date          Code               Securities            Expiration         (Instr. 3 and 4)
   (Instr. 3)     Price        (Month/     (Instr. 8)           Acquired (A) or       Date
                  of Deri-     Day/                             Disposed of (D)       (Month/Day/
                  vative       Year)                            (Instr. 3, 4          Year)
                  Security                                      and 5)
                                          ------------       -------------------     ----------------------------------------------
                                                                                     Date     Expira-                 Amount or
                                                                                     Exer-    tion                    Number of
                                           Code   V            (A)       (D)         cisable  Date        Title       Shares
                                          ------------       -------------------     ----------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Common Stock
Warrants            $0.00      9/04/01     J(2)                        376.500       9/08/00  9/08/02  Common Stock    1,255,000
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================
                                        Table II -- Derivative Securities Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities) (continued)
====================================================================================================================================
------------------------------------------------------------------------------------------------------------------------------------

8.  Price   9.  Number of   10.Owner-   11.Nature of
    of          Derivative      ship       Indirect
    Deriv-      Securities      Form       Beneficial
    ative       Beneficially    of         Ownership
    Secur-      Owned at        Deriva-    (Instr.
    ity         End of          tive       4)
    (Instr.     Month           Se-
    5)          (Instr. 4)      curity:
                                Direct
                                (D)
                                or
                                Indirect
                                (I)
                                (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------
    $0.00         0
------------------------------------------------------------------------------------------------------------------------------------
====================================================================================================================================

Explanation of Responses:
(1) Joint filing with OrbiMed Advisors LLC, and Samuel
    D. Isaly (3) of the same address.

(2) This common stock was repurchased by Enchira Biotechnology Corporation ("ENBC").

(3) OrbiMed Advisors Inc. is 100% owned by Samuel D. Isaly.
    OrbiMed Advisors LLC is 50.1% owned by Samuel D. Isaly.


** Intentional  misstatements or omissions of facts constitute  Federal Criminal
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.



                              /s/Samuel D. Isaly                     9/10/2001
                          ------------------------------            -----------
                          **Signature of Reporting Person              Date




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                                                                 SEC 1474 (3-99)